Exhibit 10.6

The Salary Continuation Agreements between Beneficial Mutual Savings Bank (the “Bank”) Joseph F. Conners, Paul R. Driscoll, Andrew Miller, George W. Nise and Robert W. Keddie, Jr. (collectively, the “Executives”) are substantially identical except that:

(a)	The Executives’ beneficiaries would receive the following monthly death benefits in the event of death prior to age 55 while in active service with Bank:

Executive	First 12 months	13th month through the month executive would have reached age 65
Mr. Conners	$20,417	$13,618
Mr. Driscoll	19,130	12,759
Mr. Miller	20,417	13,618
Mr. Nise	40,417	26,958
Mr. Keddie	22,917	15,285

(b)	The Executives’ beneficiaries would receive the following monthly death benefits in the event of death between ages 55 and 65:

Executive	First 12 months	13th month through 120th month following date of death
Mr. Conners	$20,417	$13,618
Mr. Driscoll	19,130	12,759
Mr. Miller	20,417	13,618
Mr. Nise	40,417	26,958
Mr. Keddie	22,917	15,285

(c) Upon retirement at age 65, the Executives receive life insurance benefits in the form of a life insurance policy in the following amounts:

Executive	Policy Amount
Mr. Conners	$490,000
Mr. Driscoll	459,112
Mr. Miller	490,000
Mr. Nise	970,000
Mr. Keddie	550,000

AGREEMENT

Agreement made this 1st day of July 2003 between BENEFICIAL MUTUAL SAVINGS BANK (hereinafter referred to as Bank) and _______________________ (Hereinafter referred to as Employee).

BACKGROUND

1.	Employee is employed by Bank

2.
Bank and Employee desire to enter into Agreement whereby, if Employee dies while in Bank’s employ, before attaining the age of sixty-five (65) years, certain payments will be made to Employee’s family as more fully set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1.             Employee Death Benefits Prior to Attaining Age 55

If Employee’s death occurs before Employee has attained the age of fifty-five (55) years, and while Employee is an active Employee of the Bank, Bank will pay to the Beneficiary (as identified in Paragraph 9 hereof) _________ per month for twelve (12) months commencing with the first month following the date of Employee’s death and _________ per month commencing with the thirteenth (13th) month following Employee’s death through the month during which Employee would have attained the age of sixty-five (65) years had Employee lived to such date.

2.             Employee’s Death Benefits After Attaining Age 55 but Prior to Attaining Age 65

If Employee’s death occurs after Employee attains the age of fifty-five (55) years, but while Employee is an active Employee of Bank, Bank will pay to the Beneficiary (as identified in Paragraph 9 hereof) _________ per month for twelve (12) months commencing with the first month following the date of Employee’s death and _________ per month commencing with the thirteenth (13th) month following Employee’s death through the one hundred and twentieth (120th) month following Employee’s death.

3.             Benefits After Employee’s Termination Or Employee Attaining the Age of 65

Upon his or her retirement at age sixty-five (65) Employee shall receive a life insurance policy in the amount of _________ (“Life Insurance Benefit”). The policy is intended to be a continuation of the current policy held by the Bank to fund the Employee Benefits under this Plan. The policy delivered to Employee, as the Life Insurance Benefit shall contain all of the attributes of the then current policy in the same proportion as the Life Insurance Benefit bears to the face amount of the policy. The formula for determining the attribute shall be as follows:

Attributes of Then Current Policy	x	Life Insurance Benefit Face Amount of Current Policy	=	Attributes of Life Insurance Benefit

When Used in This Section

(a)	the term “then current policy” shall mean all of the policies held by the Employer to provide funding for the Employee’s obligation under the Plan.

(b)	the term “attributes” shall include, but not be limited to (1) cash value, (2) outstanding policy loans, and (3) premiums due.

As of the date in which he or she attained the age of sixty-five (65) years, Employee’s rights under this Agreement, except to the extent provided in the first section of Section (3), shall terminate. Other termination provisions are found in paragraph’s 6, 9 and 11 hereof. Should Employee terminate her employment with Bank or should Employee be terminated for any reasons, except for dishonesty, or should this Plan be terminated, Employee shall be entitled to a life insurance policy with a death benefit to be the lesser of the (a) Life Insurance Benefit or (b) an amount calculated by multiplying the Life Insurance Benefit by a fraction, the denominator of which shall be twenty-five (25) and the numerator shall be the number of consecutive calendar years during which the Employee was in the employment for a full twelve (12) months.

4.             Employee Contribution

Employee acknowledges that she has not been required to make any monetary payment to the Bank or give any consideration, other than employment to Bank in return for this Agreement.

5.             Bank’s Funding

Bank shall not be required to fund its potential obligations under this Agreement or pledge assets as security for its performance hereunder.

6.             Terminations of Employment

This Agreement shall not in any way constitute any employment Agreement between Employee and Bank and shall in no way obligate Bank to continue the employment of Employee with Bank, nor shall this Agreement limit the right of Bank to terminate Employee’s employment with Bank for any reason. Termination of Employee’s employment with Bank for any reason, whether by action of Bank, Employee, or in any other manner, shall immediately terminate this Agreement and all of Bank’s obligations hereunder. For purposes of Paragraphs 1 and 2, the word “termination” shall not be defined to include termination occasioned by death of Employee.

7.             Other Benefits and Agreements

The benefits provided for Employee hereunder are in addition to any other benefits Employee may have under any other plan or program of Bank and, except as otherwise expressly provided for herein, this Agreement shall supplement and shall not supersede any other Agreement between Bank and Employee or any provisions contained therein.

8.             Assignment

Neither Employee nor the Beneficiary hereunder shall have any right to commute, sell, transfer, assign or otherwise convey the right to receive any payments under the terms of this Agreement. Any such attempted assignment or transfer shall at the option of the Bank terminate this Agreement and Bank shall have no further liability hereunder.

9.             Beneficiary

The following person(s) shall be deemed the Beneficiary or Beneficiaries under this Agreement in the percentages set forth as follows:

Name	Percentages

Notwithstanding anything set forth herein to the contrary, the Employee’s Beneficiary or Beneficiaries must be members of the Employee’s family, including parents, siblings, aunts, uncles nieces and nephews.

If any payments or portions of payments remain due under the Agreement at the death of a Beneficiary, such remaining payments or portion of payment shall be paid to Beneficiary’s living children equally. If no living children survive such deceased Beneficiary, then such remaining payments or portions of payments shall be divided among the remaining beneficiaries in the percentages indicated in the foregoing paragraph.

In the event that at Employee’s death or at the death of a Beneficiary, there are no other Beneficiaries or children of Beneficiaries, Banks obligation to make payments under this Agreement is terminated.

Employee shall notify Bank in a form and manner acceptable to Bank of the names and addresses of his or her beneficiaries and children of such beneficiaries. Attached hereto as Exhibit “A” is a form of notice of names and addresses of Employee’s Beneficiaries and children of Beneficiaries acceptable to Bank. In the absence of such notice, or in the event of an incomplete notice, Bank shall be under no obligation to make payments to any spouse, child or grandchild of whom it has no notice.

10.          Notice

Any notice which shall be or may be given hereunder shall be in writing and shall be mailed by certified mail, postage prepaid, addressed as follows:

(A)	Notice to Employee	(B)	Notice to Bank

510 Walnut Street
Philadelphia, PA 19106

Any party hereto may from time to time change the address to which notices to it shall be mailed by giving notice thereof in the manner provided for herein.

11.          Miscellaneous

(a)	If Bank liquidates or is otherwise dissolved due to insolvency or any other event, this Agreement shall terminate and shall be considered null, void and of no legal effect.

(b)	This Agreement shall be binding upon and insure the benefits of the parties hereto, their respective Heirs, Executors, Administrators, and Beneficiaries and Bank’s successors and assigns.

(c)	This Agreement represents the entire understanding between the parties hereto and may be amended only by an instrument in writing signed by such parties.

(d)	The parties hereto consent to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania in any and all actions arising hereunder,

(e)	This Agreement shall be governed and construed under the laws of the Commonwealth of Pennsylvania as in effect at the time of the execution of this Agreement.

(f)	All headings preceding the text of the several paragraphs hereof are inserted solely for reference and shall not constitute a part of this Agreement, nor affect its meaning, construction of effect.

IN WITNESS WHEREOF, The parties hereto have set their hands and seals the day first written above.

CORPORATE SEAL	BENEFICIAL MUTUAL SAVINGS BANK

By: